Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
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reedsmith.com

October 9, 2013

SFX Entertainment, Inc.

430 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for SFX Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value $0.001 per share (the “Shares”) pursuant to the Registration Statement on Form S-1 filed by the Company on October 9, 2013 (the “Abbreviated Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Shares, including Shares to cover over-allotments, if any, are being offered for sale, together with the securities registered pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-189564), as amended, which was declared effective by the Commission on October 8, 2013 (the “Initial Registration Statement”), by the Company to the underwriters (the “Underwriters”) pursuant to the terms of the Underwriting Agreement, dated October 8, 2013 (the “Underwriting Agreement”), by and among the Company, UBS Securities LLC, Jefferies LLC and Deutsche Bank Securities Inc., as representatives of the Underwriters.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, (a) the Certificate of Incorporation of the Company, as amended, (b) the bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON

SINGAPORE • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE • KAZAKHSTAN

We consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP